Exhibit 99.1

First US Bancshares, Inc. Reports Third Quarter and Year-to-Date Earnings: Nine-month EPS Growth of 36.6% Over 2022

BIRMINGHAM, AL (October 25, 2023) – Third Quarter Highlights:

Net Income	Diluted Earnings per share	Return on average assets (annualized)	Return on average common equity (annualized)	Return on average tangible common equity (annualized) (1)	Loans to deposits
$2.1 million	$0.33	0.80%	9.65%	10.58%	87.9%

First US Bancshares, Inc. (Nasdaq: FUSB) (the “Company”), the parent company of First US Bank (the “Bank”), today reported net income of $2.1 million, or $0.33 per diluted share, for the quarter ended September 30, 2023 (“3Q2023”), compared to $2.0 million, or $0.31 per diluted share, for the quarter ended June 30, 2023 (“2Q2023”) and $1.9 million, or $0.29 per diluted share, for the quarter ended September 30, 2022 (“3Q2022”). Net income totaled $6.2 million, or $0.97 per diluted share, for the nine months ended September 30, 2023, compared to $4.6 million, or $0.71 per diluted share, for the nine months ended September 30, 2022, an increase of 36.6% on diluted earnings per share.

The table below summarizes selected financial data for each of the periods presented.

	Quarter Ended					Nine Months Ended
	2023			2022		2023	2022
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,	September 30,
Results of Operations:	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest income	$13,902	$12,999	$11,960	$11,621	$10,670	$38,861	$29,576
Interest expense	4,419	3,676	2,526	1,730	1,155	10,621	2,526
Net interest income	9,483	9,323	9,434	9,891	9,515	28,240	27,050
Provision for credit losses	184	300	269	527	1,165	753	2,781
Net interest income after provision for credit losses	9,299	9,023	9,165	9,364	8,350	27,487	24,269
Non-interest income	837	799	829	678	1,088	2,465	2,773
Non-interest expense	7,319	7,151	7,270	7,106	7,032	21,740	20,966
Income before income taxes	2,817	2,671	2,724	2,936	2,406	8,212	6,076
Provision for income taxes	704	648	652	708	546	2,004	1,440
Net income	$2,113	$2,023	$2,072	$2,228	$1,860	$6,208	$4,636
Per Share Data:
Basic net income per share	$0.35	$0.34	$0.35	$0.37	$0.31	$1.04	$0.76
Diluted net income per share	$0.33	$0.31	$0.33	$0.35	$0.29	$0.97	$0.71
Dividends declared	$0.05	$0.05	$0.05	$0.05	$0.03	$0.15	$0.09
Key Measures (Period End):
Total assets	$1,065,239	$1,068,126	$1,026,658	$994,667	$989,277
Tangible assets (1)	1,057,597	1,060,435	1,018,912	986,866	981,421
Total loans	815,300	814,494	775,889	773,873	750,271
Allowance for credit losses	11,380	11,536	11,599	9,422	9,373
Investment securities, net	127,823	124,404	128,689	132,657	145,903
Total deposits	927,038	932,628	897,885	870,025	846,537
Short-term borrowings	30,000	30,000	25,000	20,038	40,106
Long-term borrowings	10,781	10,763	10,744	10,726	10,708
Total shareholders’ equity	87,408	85,725	84,757	85,135	83,103
Tangible common equity (1)	79,766	78,034	77,011	77,334	75,247
Book value per common share	14.88	14.59	14.45	14.65	14.30
Tangible book value per common share (1)	13.58	13.28	13.13	13.31	12.95
Key Ratios:
Return on average assets (annualized)	0.80%	0.79%	0.85%	0.90%	0.75%	0.81%	0.64%
Return on average common equity (annualized)	9.65%	9.48%	10.02%	10.60%	8.78%	9.71%	7.15%
Return on average tangible common equity (annualized) (1)	10.58%	10.41%	11.05%	11.70%	9.69%	10.67%	7.87%
Net interest margin	3.79%	3.88%	4.13%	4.27%	4.10%	3.93%	4.00%
Efficiency ratio (2)	70.9%	70.6%	70.8%	67.2%	66.3%	70.8%	70.3%
Total loans to deposits	87.9%	87.3%	86.4%	88.9%	88.6%
Total loans to assets	76.5%	76.3%	75.6%	77.8%	75.8%
Common equity to total assets	8.21%	8.03%	8.26%	8.56%	8.40%
Tangible common equity to tangible assets (1)	7.54%	7.36%	7.56%	7.84%	7.67%
Tier 1 leverage ratio (3)	9.09%	9.19%	9.36%	9.39%	9.23%
Allowance for credit losses as % of loans	1.40%	1.42%	1.49%	1.22%	1.25%
Nonperforming assets as % of total assets	0.29%	0.15%	0.18%	0.24%	0.28%
Net charge-offs as a percentage of average loans	0.10%	0.14%	0.11%	0.25%	0.29%	0.12%	0.24%

(1) Refer to Non-GAAP reconciliation of tangible balances and measures beginning on page 12.
(2) Efficiency ratio = non-interest expense / (net interest income + non-interest income)
(3) First US Bank Tier 1 leverage ratio

First US Bancshares, Inc. Reports Third Quarter 2023 Results

October 25, 2023

CEO Commentary

“We delivered improved operating results in the third quarter compared to the previous quarter and in the year-to-date results compared to the prior-year period,” stated James F. House, President and CEO of the Company. “The Company’s year-over-year earnings improvement reflects the impact of our strategic efforts over the past two years to both transform the Company’s asset quality and improve operating efficiency. As we begin the fourth quarter, we are executing the final steps to wrap up these efforts, and we are moving forward with strategic planning efforts for the coming years,” continued Mr. House.

Update on Strategic Initiatives

During the third quarter of 2021, the Company executed strategic initiatives that were designed to improve operating efficiency, focus the Company’s loan growth activities, and fortify asset quality. The most significant component of these initiatives was the cessation of new business at the Bank’s wholly owned consumer loan-focused subsidiary, Acceptance Loan Company (“ALC”). This initiative, which included the closure of ALC’s branch lending locations in September 2021, served to significantly decrease the Company’s non-interest expense, and has led to substantial improvement in the Company’s consumer lending asset quality as ALC’s remaining loans pay down over time. Historically, ALC’s loans have produced significantly higher levels of charge-offs than the Bank’s other loan portfolios.

As of September 30, 2023, remaining loans at ALC totaled $12.1 million, compared to $20.2 million as of December 31, 2022. In 2023, as ALC’s loans have continued to decrease, the Company has realized substantially lower levels of net charge-offs on the portfolio compared to prior periods. Net charge-offs on ALC loans totaled $0.3 million, or 2.09% of average loans, during the nine months ended September 30, 2023, compared to $1.5 million, or 6.38% of average loans, during the nine months ended September 30, 2022. As of September 30, 2023, $0.2 million, or 1.3% of ALC's loans, were past due, compared to $0.8 million, or 3.8%, as of December 31, 2022.

Effective October 1, 2023, the Company sold all of ALC’s remaining loans to the Bank in an intercompany transaction. The Bank will continue to manage the remaining loans in the portfolio through final resolution. It is expected that all other assets and liabilities of ALC will be transferred to the Bank via an intercompany transaction by the end 2023.

Other Financial Results

Loan Growth – The table below summarizes loan balances by portfolio category as of the end of each of the most recent five quarters.

	Quarter Ended
	2023			2022
	September 30,	June 30,	March 31,	December 31,	September 30,
	(Dollars in Thousands)
	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
Real estate loans:
Construction, land development and other land loans	$90,051	$91,231	$69,398	$53,914	$36,230
Secured by 1-4 family residential properties	83,876	85,101	86,622	87,995	84,452
Secured by multi-family residential properties	56,506	54,719	63,368	67,852	72,377
Secured by non-farm, non-residential properties	199,116	204,270	198,266	200,156	200,707
Commercial and industrial loans	59,369	60,568	65,708	73,546	65,935
Consumer loans:
Direct	6,544	7,593	8,435	9,851	11,950
Branch retail	9,648	10,830	12,222	13,992	15,878
Indirect	310,190	300,182	271,870	266,567	262,742
Total loans held for investment	$815,300	$814,494	$775,889	$773,873	$750,271
Allowance for credit losses	11,380	11,536	11,599	9,422	9,373
Net loans held for investment	$803,920	$802,958	$764,290	$764,451	$740,898

Total loan volume increased by $0.8 million, or 0.1%, in 3Q2023. For the nine months ended September 30, 2023, total loans increased by $41.4 million, or 5.4%. Loan volume increases during the first nine months of 2023 were driven primarily by growth in indirect consumer and commercial construction loans. Growth in indirect consumer lending was consistent with continued demand for the products collateralized through the Company's indirect program, including recreational vehicles, campers, boats, horse trailers and cargo trailers. Indirect loan growth tends to be seasonal due to its emphasis on outdoor recreational products, with growth typically more pronounced in the spring and early summer

First US Bancshares, Inc. Reports Third Quarter 2023 Results

October 25, 2023

months. The increase in commercial construction (construction, land development and other land loans) was primarily attributable to continued growth in construction fundings on multi-family residential projects. Loan growth during the first nine months of 2023 was partially offset by decreases in the residential real estate and commercial and industrial categories, as well as the direct consumer and branch retail consumer categories. Loans in direct consumer and branch retail were expected to decrease as they comprise the majority of ALC’s remaining loan balances.

Net Interest Income and Margin – Net interest income totaled $9.5 million in 3Q2023, compared to $9.3 million in 2Q2023. Net interest margin was 3.79% in 3Q2023, compared to 3.88% in 2Q2023. Although margin decreased in 3Q2023, net interest income increased due to growth in average loans, as well as one additional earning day during the quarter. For the nine months ended September 30, 2023, net interest income totaled $28.2 million (net interest margin of 3.93%), compared to $27.1 million (net interest margin of 4.00%) for the nine months ended September 30, 2022. The year-over-year increase in net interest income was primarily attributable to growth in average loans comparing the two periods. While yields on earning assets have continued to increase in 2023, rates on interest-bearing liabilities have increased at a faster pace, causing margin compression. In the current environment, management continues to focus efforts on both maintaining and growing core deposit levels through competitive pricing strategies.

Deposit Growth – Core deposits, which exclude time deposits of $250 thousand or more and all wholesale brokered deposits, increased by $1.1 million during 3Q2023. Core deposits totaled $786.8 million, or 84.9% of total deposits as of September 30, 2023, compared to $785.7 million, or 84.2% of total deposits, as of June 30, 2023, and $778.1 million, or 89.4% of total deposits as of December 31, 2022. In total, deposits decreased by $5.6 million during 3Q2023 due to the maturity of $10.0 million in brokered deposits, partially offset by growth in retail deposits. As of September 30, 2023, total deposits were $927.0 million, compared to $870.0 million as of December 31, 2022. The year-to-date growth included an increase of $69.2 million in interest bearing deposits, offset by a decrease of $12.2 million in noninterest-bearing deposits. The shift to interest-bearing deposits in 2023 is consistent with deposit holders seeking to maximize interest earnings on their accounts in the current interest rate environment. In addition, interest bearing deposit growth during the nine months ended September 30, 2023 included net growth of $30.2 million in brokered deposits that were acquired in order to further enhance the Company’s liquidity position following the bank failures that occurred during the early months of 2023.

Deployment of Funds – Management seeks to deploy earning assets in an efficient manner to maximize net interest income while maintaining appropriate levels of liquidity to protect the safety and soundness of the organization. Following the bank failures that occurred during the early months of 2023, management has focused effort on maintaining and growing the Company’s strong liquidity position. These efforts have included holding higher levels of cash and cash equivalents on the Company’s balance sheet. Cash and cash equivalents totaled $66.1 million as of September 30, 2023, compared to $74.7 million as of June 30, 2023, and $30.2 million as of December 31, 2022. Investment securities, including both the available-for-sale and held-to-maturity portfolios, totaled $127.8 million as of September 30, 2023, compared to $124.4 million as of June 30, 2023, and $132.7 million as of December 31, 2022. The expected average life of securities in the investment portfolio was 3.9 years as of September 30, 2023, compared to 3.5 years as of December 31, 2022.

Provision for Credit Losses – The Company recorded provisions for credit losses totaling $0.2 million during 3Q2023, compared to $0.3 million during 2Q2023 and $1.2 million during 3Q2022. Credit loss provisioning has decreased significantly in 2023 compared to 2022 primarily due to the cessation of business strategy at ALC which has led to significantly reduced net charge-offs as ALC’s loans have decreased. For the nine months ended September 30, 2023, the provision for credit losses totaled $0.8 million, compared to $2.8 million for the nine months ended September 30, 2022.

First US Bancshares, Inc. Reports Third Quarter 2023 Results

October 25, 2023

The tables below summarize changes in the Company’s allowance for credit losses on loans during the first nine months of 2023, including the impact of the adoption of the current expected credit loss (CECL) accounting standard on January 1, 2023.

	As of and for the Nine Months Ended September 30, 2023
	Construction, Land Development, and Other	Real Estate 1-4 Family	Real Estate Multi- Family	Non- Farm Non- Residential	Commercial and Industrial	Direct Consumer	Branch Retail	Indirect Consumer	Total
	(Dollars in Thousands)
	(Unaudited)
Allowance for credit losses:
Beginning balance	$517	$832	$646	$1,970	$919	$866	$518	$3,154	$9,422
Impact of adopting CECL	(94)	(39)	(85)	(147)	(20)	47	628	1,833	2,123
Charge-offs	—	(96)	—	—	—	(521)	(359)	(500)	(1,476)
Recoveries	—	39	—	—	—	499	195	40	773
Provision	157	18	(156)	(201)	(369)	(404)	(147)	1,640	538
Ending balance	$580	$754	$405	$1,622	$530	$487	$835	$6,167	$11,380

	Allowance for Credit Losses as a Percentage of Total Loans (Before and After CECL Adoption)
December 31, 2022	0.95%	0.94%	0.95%	0.99%	1.25%	8.61%	3.64%	1.18%	1.22%
January 1, 2023 (adoption)	0.78%	0.90%	0.83%	0.91%	1.22%	9.08%	8.05%	1.87%	1.49%
March 31, 2023	0.75%	0.89%	0.80%	0.89%	1.19%	10.57%	8.74%	1.95%	1.49%
June 30, 2023	0.69%	0.91%	0.76%	0.86%	0.94%	8.30%	8.64%	1.94%	1.42%
September 30, 2023	0.64%	0.90%	0.72%	0.81%	0.89%	7.44%	8.65%	1.99%	1.40%

In addition to the provision for credit losses on loans noted in the table above, the Company recorded $0.2 million to the provision for credit losses associated with unfunded lending commitments during the nine months ended September 30, 2023.

Non-interest Income – Non-interest income totaled $0.8 million in both 3Q2023 and 2Q2023, compared to $1.1 million in 3Q2022. For the nine months ended September 30, 2023, non-interest income totaled $2.5 million, compared to $2.8 million for the nine months ended September 30, 2022. The reduction in both quarterly and year-to-date non-interest income in 2023 compared to 2022 resulted from gains on the sale of premises and equipment that occurred during 3Q2022, but were not repeated in 2023.

Non-interest Expense – Non-interest expense totaled $7.3 million in 3Q2023, compared to $7.2 million in 2Q2023, and $7.0 million in 3Q2022. For the nine months ended September 30, 2023, non-interest expense totaled $21.7 million, compared to $21.0 million for the nine months ended September 30, 2022. The increase comparing both the three- and nine-month periods of 2023 and 2022 resulted from nonrecurring gains on the sale of OREO properties that offset non-interest expense in 2022, but were not repeated in 2023.

Asset Quality – Nonperforming assets, including loans in non-accrual status and OREO, totaled $3.0 million as of September 30, 2023, compared to $1.6 million as of June 30, 2023 and $2.3 million as of December 31, 2022. The increase in nonperforming assets resulted primarily from one commercial real estate loan that moved into nonaccrual status during 3Q2023. As a percentage of total assets, nonperforming assets totaled 0.29% as of September 30, 2023, compared to 0.15% as of June 30, 2023 and 0.24% as of December 31, 2022. Net charge-offs as a percentage of average loans decreased to 0.10% during 3Q2023, compared to 0.14% during 2Q2023 and 0.29% during 3Q2022. For the nine months ended September 30, 2023, net charge-offs totaled 0.12%, compared to 0.24% for the nine months ended September 30, 2022. The decrease in net charge-offs comparing the 2023 periods to 2022 resulted primarily from favorable trends on charge-off experience on legacy ALC loans.

Shareholders’ Equity – As of September 30, 2023, shareholders’ equity totaled $87.4 million, or 8.2% of total assets, compared to $85.1 million, or 8.6% of total assets, as of December 31, 2022. The increase in shareholders’ equity resulted from earnings, net of dividends paid, partially offset by the CECL transition adjustment which reduced retained earnings by $1.8 million, net of tax, as well as a net increase in accumulated other comprehensive loss totaling $1.7 million associated with fair value declines in the available-for-sale investment portfolio and reclassification adjustments associated with terminated interest rate swaps. As of September 30, 2023, the Company’s ratio of common equity to total assets was 8.21%, compared to 8.56% as of December 31, 2022, while the Company’s ratio of tangible common equity to tangible assets was 7.54% as of September 30, 2023, compared to 7.84% as of December 31, 2022.

Cash Dividend – The Company declared a cash dividend of $0.05 per share on its common stock in 3Q2023, consistent with the previous two quarters of 2023, and the fourth quarter of 2022. Cash dividends totaled $0.15 per share for the nine months ended September 30, 2023, compared to $0.09 per common share for the nine months ended September 30, 2022.

First US Bancshares, Inc. Reports Third Quarter 2023 Results

October 25, 2023

Regulatory Capital – During 3Q2023, the Bank continued to maintain capital ratios at higher levels than required to be considered a “well-capitalized” institution under applicable banking regulations. As of September 30, 2023, the Bank’s common equity Tier 1 capital and Tier 1 risk-based capital ratios were each 10.81%, its total capital ratio was 12.06%, and its Tier 1 leverage ratio was 9.09%.

Liquidity – As of September 30, 2023, the Company continued to maintain excess funding capacity sufficient to provide adequate liquidity for loan growth, capital expenditures and ongoing operations. The Company benefits from a strong core deposit base, a liquid investment securities portfolio and access to funding from a variety of sources, including federal funds lines, Federal Home Loan Bank (FHLB) advances and brokered deposits. In addition, the Company has access to the Federal Reserve Bank's (FRB) discount window and its Bank Term Funding Program (BTFP), the latter of which was established during 2023 in response to the liquidity events that occurred in the banking industry. Both the discount window and the BTFP allow borrowing on pledged collateral that includes eligible investment securities and loans. The discount window allows borrowing under 90-day terms, while borrowing terms under the BTFP are up to one year. The BTFP also allows investment securities to be pledged as collateral at 100% of par value when par value is greater than fair value.

Excluding wholesale brokered deposits, as of September 30, 2023, the Company had approximately 29 thousand deposit accounts with an average balance of approximately $28.9 thousand per account. Estimated uninsured deposits (calculated as deposit amounts per deposit holder in excess of $250 thousand, the maximum amount of federal deposit insurance, and excluding deposits secured by pledged assets) totaled $173.0 million, or 18.7% of total deposits, as of September 30, 2023. As of December 31, 2022, estimated uninsured deposits totaled $148.3 million, or 17.1% of total deposits.

In response to heightened liquidity concerns in the banking industry, during 2023 management undertook measures designed to enhance the Company’s liquidity position. These procedures included holding higher levels of on-balance sheet cash, as well as enhancing the availability of off-balance sheet borrowing capacity. As part of these efforts, during 3Q2023, the Company completed the establishment of additional borrowing capacity through the FRB's discount window, primarily via the pledging of the majority of the Company’s indirect loan portfolio as collateral. Due to these efforts, the Company’s immediate borrowing capacity based on collateral pledged through the discount window increased to $146.6 million as of September 30, 2023, compared to $1.2 million as of December 31, 2022.

The table below provides information on the Company’s on-balance sheet liquidity, as well as readily available sources of liquidity as of both September 30, 2023 and December 31, 2022.

	September 30, 2023	December 31, 2022
	(Dollars in Thousands)
	(Unaudited)	(Unaudited)
Liquidity from cash and federal funds sold:
Cash and cash equivalents	$66,129	$30,152
Federal funds sold	1,143	1,768
Liquidity from cash and federal funds sold	67,272	31,920
Liquidity from pledgable investment securities:
Investment securities available-for sale, at fair value	126,551	130,795
Investment securities held-to-maturity, at amortized cost	1,272	1,862
Less: securities pledged	(42,340)	(54,717)
Less: estimated collateral value discounts	(10,943)	(7,833)
Liquidity from pledgable investment securities	74,540	70,107
Liquidity from unused lendable collateral (loans) at FHLB	6,676	18,215
Liquidity from unused lendable collateral (loans and securities) at FRB	146,613	1,198
Unsecured lines of credit with banks	48,000	45,000
Total readily available liquidity	$343,101	$166,440

The table calculates readily available sources of liquidity, including cash and cash equivalents, federal funds sold, and other liquidity sources. Certain of the measures have not been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”); however, management believes that the non-GAAP measures are beneficial to the reader as they enhance the overall understanding of the Company’s liquidity position and can be used as a supplement to GAAP-based measures of liquidity. Specifically, liquidity from pledgable investment securities and total readily available liquidity are non-GAAP measures used by management and regulators to analyze a portion of the Company's liquidity. Management uses these measures to evaluate the Company's liquidity position. Pledgable investment securities are considered by management as a readily available source of liquidity since the Company has the ability to pledge the securities with the FHLB or FRB to obtain

First US Bancshares, Inc. Reports Third Quarter 2023 Results

October 25, 2023

immediate funding. Both available-for-sale and held-for-maturity securities may be pledged at fair value with the FHLB and through the FRB discount window. The amounts shown as liquidity from pledgable investment securities represents total investment securities as recorded on the balance sheet, less reductions for securities already pledged and discounts expected to be taken by the lender to determine collateral value. The calculations are intended to reflect minimum levels of liquidity readily available to the Company through the pledging of investment securities, and do not contemplate the additional available liquidity that could be available from the FRB through the BTFP.

Other readily available sources of liquidity include unused collateral in the form of loans that the Company had pledged with the FHLB, as well as unsecured lines of credit with other banks. The unused lendable collateral value at the FHLB presented in the table represents only the amount immediately available to the Company from loans already pledged by the Company to the FHLB as of each balance sheet date presented. As of September 30, 2023 and December 31, 2022, the Company's total remaining credit availability with the FHLB was $260.3 million and $246.8 million, respectively, subject to the pledging of additional collateral which may include eligible investment securities and loans. In addition, the Company has access to additional sources of liquidity that generally could be obtained over a period of time. For example, the Company has access to unsecured brokered deposits through the wholesale funding markets. Management believes the Company’s on-balance sheet and other readily available liquidity provide strong indicators of the Company’s ability to fund obligations in a stressed liquidity environment.

First US Bancshares, Inc. Reports Third Quarter 2023 Results

October 25, 2023

About First US Bancshares, Inc.

First US Bancshares, Inc. (the “Company”) is a bank holding company that operates banking offices in Alabama, Tennessee, and Virginia through First US Bank (the “Bank”). In addition, the Company’s operations include Acceptance Loan Company, Inc. (“ALC”), a consumer loan company. The Company files periodic reports with the U.S. Securities and Exchange Commission (the “SEC”). Copies of its filings may be obtained through the SEC’s website at www.sec.gov or at www.firstusbank.com. More information about the Company and the Bank may be obtained at www.firstusbank.com. The Company’s stock is traded on the Nasdaq Capital Market under the symbol “FUSB.”

Forward-Looking Statements

This press release contains forward-looking statements, as defined by federal securities laws. Statements contained in this press release that are not historical facts are forward-looking statements. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. The Company undertakes no obligation to update these statements following the date of this press release, except as required by law. In addition, the Company, through its senior management, may make from time to time forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates reflecting the best judgment of the Company’s senior management based upon current information and involve a number of risks and uncertainties.

Certain factors that could affect the accuracy of such forward-looking statements and cause actual results to differ materially from those projected in such forward-looking statements are identified in the public filings made by the Company with the SEC, and forward-looking statements contained in this press release or in other public statements of the Company or its senior management should be considered in light of those factors. Such factors may include risk related to the Company's credit, including that if loan losses are greater than anticipated; the impact of national and local market conditions on the Company's business and operations; the rate of growth (or lack thereof) in the economy generally and in the Company’s service areas; strong competition in the banking industry; the impact of changes in interest rates and monetary policy on the Company’s performance and financial condition; the discontinuation of LIBOR as an interest rate benchmark; the impact of technological changes in the banking and financial service industries and potential information system failures; cybersecurity and data privacy threats; the costs of complying with extensive governmental regulation; the impact of changing accounting standards and tax laws on the Company's allowance for credit losses and financial results; the possibility that acquisitions may not produce anticipated results and result in unforeseen integration difficulties; and other risk factors described from time to time in the Company’s public filings, including, but not limited to, the Company’s most recent Annual Report on Form 10-K and the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2023. Relative to the Company’s dividend policy, the payment of cash dividends is subject to the discretion of the Board of Directors and will be determined in light of then-current conditions, including the Company’s earnings, leverage, operations, financial conditions, capital requirements and other factors deemed relevant by the Board of Directors. In the future, the Board of Directors may change the Company’s dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.

First US Bancshares, Inc. Reports Third Quarter 2023 Results

October 25, 2023

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

NET INTEREST MARGIN

THREE MONTHS ENDED September 30, 2023 AND 2022

(Dollars in Thousands)

(Unaudited)

	Three Months Ended			Three Months Ended
	September 30, 2023			September 30, 2022
	Average Balance	Interest	Annualized Yield/ Rate %	Average Balance	Interest	Annualized Yield/ Rate %
ASSETS
Interest-earning assets:
Total loans	$821,294	$12,584	6.08%	$743,145	$9,750	5.21%
Taxable investment securities	123,290	682	2.19%	148,964	748	1.99%
Tax-exempt investment securities	1,037	3	1.15%	2,322	8	1.37%
Federal Home Loan Bank stock	1,001	21	8.32%	1,808	17	3.73%
Federal funds sold	1,069	14	5.20%	1,984	11	2.20%
Interest-bearing deposits in banks	44,379	598	5.35%	23,166	136	2.33%
Total interest-earning assets	992,070	13,902	5.56%	921,389	10,670	4.59%

Noninterest-earning assets	61,235			64,593
Total	$1,053,305			$985,982

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
Demand deposits	$206,540	$176	0.34%	$243,131	$182	0.30%
Savings deposits	244,932	1,570	2.54%	211,724	342	0.64%
Time deposits	323,824	2,476	3.03%	209,361	340	0.64%
Total interest-bearing deposits	775,296	4,222	2.16%	664,216	864	0.52%
Noninterest-bearing demand deposits	161,381	—	—	183,612	—	—
Total deposits	936,677	4,222	1.79%	847,828	864	0.40%
Borrowings	19,468	197	4.01%	45,427	291	2.54%
Total funding costs	956,145	4,419	1.83%	893,255	1,155	0.51%

Other noninterest-bearing liabilities	10,263			8,642
Shareholders’ equity	86,897			84,085
Total	$1,053,305			$985,982

Net interest income		$9,483			$9,515
Net interest margin			3.79%			4.10%

First US Bancshares, Inc. Reports Third Quarter 2023 Results

October 25, 2023

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

NET INTEREST MARGIN

NINE MONTHS ENDED September 30, 2023 AND 2022

(Dollars in Thousands)

(Unaudited)

	Nine Months Ended			Nine Months Ended
	September 30, 2023			September 30, 2022
	Average Balance	Interest	Annualized Yield/ Rate %	Average Balance	Interest	Annualized Yield/ Rate %
ASSETS
Interest-earning assets:
Total loans	$795,033	$35,330	5.94%	$713,015	$27,339	5.13%
Taxable investment securities	126,341	2,033	2.15%	142,425	1,896	1.78%
Tax-exempt investment securities	1,048	10	1.28%	2,543	31	1.63%
Federal Home Loan Bank stock	1,347	75	7.44%	1,165	33	3.79%
Federal funds sold	1,415	51	4.82%	853	12	1.88%
Interest-bearing deposits in banks	35,437	1,362	5.14%	45,133	265	0.79%
Total interest-earning assets	960,621	38,861	5.41%	905,134	29,576	4.37%

Noninterest-earning assets	61,484			65,379
Total	$1,022,105			$970,513

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
Demand deposits	$216,445	$557	0.34%	$249,183	$438	0.24%
Savings deposits	221,293	3,279	1.98%	206,294	693	0.45%
Time deposits	297,708	5,845	2.62%	208,621	833	0.53%
Total interest-bearing deposits	735,446	9,681	1.76%	664,098	1,964	0.40%
Noninterest-bearing demand deposits	162,084	—	—	182,862	—	—
Total deposits	897,530	9,681	1.44%	846,960	1,964	0.31%
Borrowings	29,375	940	4.28%	27,994	562	2.68%
Total funding costs	926,905	10,621	1.53%	874,954	2,526	0.39%

Other noninterest-bearing liabilities	9,722			8,833
Shareholders’ equity	85,478			86,726
Total	$1,022,105			$970,513

Net interest income		$28,240			$27,050
Net interest margin			3.93%			4.00%

First US Bancshares, Inc. Reports Third Quarter 2023 Results

October 25, 2023

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands, Except Per Share Data)

	September 30,	December 31,
	2023	2022
	(Unaudited)
ASSETS
Cash and due from banks	$10,311	$11,844
Interest-bearing deposits in banks	55,818	18,308
Total cash and cash equivalents	66,129	30,152
Federal funds sold	1,143	1,768
Investment securities available-for-sale, at fair value	126,551	130,795
Investment securities held-to-maturity, at amortized cost	1,272	1,862
Federal Home Loan Bank stock, at cost	2,151	1,359
Loans held for investment	815,300	773,873
Less allowance for credit losses	11,380	9,422
Net loans held for investment	803,920	764,451
Premises and equipment, net of accumulated depreciation	24,259	24,439
Cash surrender value of bank-owned life insurance	16,622	16,399
Accrued interest receivable	3,522	3,011
Goodwill and core deposit intangible, net	7,642	7,801
Other real estate owned	617	686
Other assets	11,411	11,944
Total assets	$1,065,239	$994,667
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest-bearing	$157,652	$169,822
Interest-bearing	769,386	700,203
Total deposits	927,038	870,025
Accrued interest expense	1,864	607
Other liabilities	8,148	8,136
Short-term borrowings	30,000	20,038
Long-term borrowings	10,781	10,726
Total liabilities	977,831	909,532
Shareholders’ equity:
Common stock, par value $0.01 per share, 10,000,000 shares authorized; 7,738,156 and 7,680,856 shares issued, respectively; 5,874,781 and 5,812,258 shares outstanding, respectively	75	75
Additional paid-in capital	14,824	14,510
Accumulated other comprehensive loss, net of tax	(8,907)	(7,241)
Retained earnings	107,976	104,460
Less treasury stock: 1,863,375 and 1,868,598 shares at cost, respectively	(26,560)	(26,669)
Total shareholders’ equity	87,408	85,135
Total liabilities and shareholders’ equity	$1,065,239	$994,667

First US Bancshares, Inc. Reports Third Quarter 2023 Results

October 25, 2023

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands, Except Per Share Data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest income:
Interest and fees on loans	$12,584	$9,750	$35,330	$27,339
Interest on investment securities	685	756	2,043	1,927
Interest on deposits in banks	598	136	1,362	265
Other	35	28	126	45
Total interest income	13,902	10,670	38,861	29,576

Interest expense:
Interest on deposits	4,222	864	9,681	1,964
Interest on borrowings	197	291	940	562
Total interest expense	4,419	1,155	10,621	2,526

Net interest income	9,483	9,515	28,240	27,050

Provision for credit losses	184	1,165	753	2,781

Net interest income after provision for credit losses	9,299	8,350	27,487	24,269

Non-interest income:
Service and other charges on deposit accounts	302	311	869	904
Lease income	241	210	707	635
Other income, net	294	567	889	1,234
Total non-interest income	837	1,088	2,465	2,773

Non-interest expense:
Salaries and employee benefits	4,120	4,007	12,310	12,389
Net occupancy and equipment	897	861	2,625	2,468
Computer services	464	417	1,315	1,224
Insurance expense and assessments	423	310	1,156	970
Fees for professional services	331	263	735	811
Other expense	1,084	1,174	3,599	3,104
Total non-interest expense	7,319	7,032	21,740	20,966

Income before income taxes	2,817	2,406	8,212	6,076
Provision for income taxes	704	546	2,004	1,440
Net income	$2,113	$1,860	$6,208	$4,636
Basic net income per share	$0.35	$0.31	$1.04	$0.76
Diluted net income per share	$0.33	$0.29	$0.97	$0.71
Dividends per share	$0.05	$0.03	$0.15	$0.09

First US Bancshares, Inc. Reports Third Quarter 2023 Results

October 25, 2023

Non-GAAP Financial Measures

In addition to the financial results presented in this press release that have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company’s management believes that certain non-GAAP financial measures and ratios are beneficial to the reader. These non-GAAP measures have been provided to enhance overall understanding of the Company’s current financial performance and position. Management believes that these presentations provide meaningful comparisons of financial performance and position in various periods and can be used as a supplement to the GAAP-based measures presented in this press release. The non-GAAP financial results presented should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Management believes that both GAAP measures of the Company’s financial performance and the respective non-GAAP measures should be considered together.

The non-GAAP measures and ratios that have been provided in this press release include measures of tangible assets and equity and certain ratios that include tangible assets and equity. Discussion of these measures and ratios is included below, along with reconciliations of such non-GAAP measures to GAAP amounts included in the consolidated financial statements previously presented in this press release.

Tangible Balances and Measures

In addition to capital ratios defined by GAAP and banking regulators, the Company utilizes various tangible common equity measures when evaluating capital utilization and adequacy. These measures, which are presented in the financial tables in this press release, may also include calculations of tangible assets. As defined by the Company, tangible common equity represents shareholders’ equity less goodwill and identifiable intangible assets, while tangible assets represent total assets less goodwill and identifiable intangible assets.

Management believes that the measures of tangible equity are important because they reflect the level of capital available to withstand unexpected market conditions. In addition, presentation of these measures allows readers to compare certain aspects of the Company’s capitalization to other organizations. In management’s experience, many stock analysts use tangible common equity measures in conjunction with more traditional bank capital ratios to compare capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets that typically result from the use of the purchase accounting method in accounting for mergers and acquisitions.

These calculations are intended to complement the capital ratios defined by GAAP and banking regulators. Because GAAP does not include these measures, management believes that there are no comparable GAAP financial measures to the tangible common equity ratios that the Company utilizes. Despite the importance of these measures to the Company, there are no standardized definitions for the measures, and, therefore, the Company’s calculations may not be comparable with those of other organizations. In addition, there may be limits to the usefulness of these measures to investors. Accordingly, management encourages readers to consider the Company’s consolidated financial statements in their entirety and not to rely on any single financial measure. The table below reconciles the Company’s calculations of these measures to amounts reported in accordance with GAAP.

First US Bancshares, Inc. Reports Third Quarter 2023 Results

October 25, 2023

		Quarter Ended					Nine Months Ended
		2023			2022		2023	2022
		September 30,	June 30,	March 31,	December 31,	September 30,	September 30,	September 30,
		(Dollars in Thousands, Except Per Share Data)
		(Unaudited Reconciliation)
TANGIBLE BALANCES
Total assets		$1,065,239	$1,068,126	$1,026,658	$994,667	$989,277
Less: Goodwill		7,435	7,435	7,435	7,435	7,435
Less: Core deposit intangible		207	256	311	366	421
Tangible assets	(a)	$1,057,597	$1,060,435	$1,018,912	$986,866	$981,421

Total shareholders’ equity		$87,408	$85,725	$84,757	$85,135	$83,103
Less: Goodwill		7,435	7,435	7,435	7,435	7,435
Less: Core deposit intangible		207	256	311	366	421
Tangible common equity	(b)	$79,766	$78,034	$77,011	$77,334	$75,247

Average shareholders’ equity		$86,897	$85,660	$83,837	$83,390	$84,085	$85,478	$86,726
Less: Average goodwill		7,435	7,435	7,435	7,435	7,435	7,435	7,435
Less: Average core deposit intangible		229	282	337	392	451	282	523
Average tangible shareholders’ equity	(c)	$79,233	$77,943	$76,065	$75,563	$76,199	$77,761	$78,768

Net income	(d)	$2,113	$2,023	$2,072	$2,228	$1,860	$6,208	$4,636
Common shares outstanding (in thousands)	(e)	5,875	5,875	5,867	5,812	5,812

TANGIBLE MEASURES
Tangible book value per common share	(b)/(e)	$13.58	$13.28	$13.13	$13.31	$12.95

Tangible common equity to tangible assets	(b)/(a)	7.54%	7.36%	7.56%	7.84%	7.67%

Return on average tangible common equity (annualized)	(1)	10.58%	10.41%	11.05%	11.70%	9.69%	10.67%	7.87%

(1)
Calculation of Return on average tangible common equity (annualized) = ((net income (d) / number of days in period) * number of days in year) / average tangible shareholders’ equity (c)

Contact:	Thomas S. Elley
205-582-1200